Exhibit 99

July 30, 2018
REPORT FROM CBS CORPORATION'S
REGULARLY-SCHEDULED BOARD MEETING

CBS Corporation (NYSE: CBS.A and CBS) announced today that its Board of Directors is in the process of selecting outside counsel to conduct an independent investigation. No other action was taken on this matter at today's board meeting.

Additionally, the Board determined to postpone CBS Corporation's 2018 annual meeting of stockholders that was previously scheduled to be held on August 10, 2018. The Board will determine a new record date for the 2018 annual meeting of stockholders and will publicly disclose the new date, time and location.

At the same time, the Board approved a quarterly dividend on the Company's stock of $.18 per share. The dividend is payable on Oct. 1, 2018, to shareholders of record on Sept. 10, 2018.

About CBS Corporation:
CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world's largest libraries of entertainment content, making its brand — "the Eye" — one of the most-recognized in business. The Company's operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS' businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Network Ten Australia, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS EcoMedia, and CBS Experiences. For more information, go to www.cbscorporation.com.

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Press Contact:
Dana McClintock	(212) 975-1077	dlmcclintock@cbs.com

Investor Contacts:
Adam Tomsend	(212) 975-5292	adam.townsend@cbs.com
David Bank	(212) 975-6106	david.bank@cbs.com